INVESTOR CONTACT: David Dahlstrom (507) 437-5248 ir@hormel.com	MEDIA CONTACT: Media Relations (507) 437-5345 media@hormel.com

HORMEL FOODS REPORTS RECORD SALES AND DOUBLE-DIGIT EARNINGS GROWTH IN FISCAL 2022; EXPECTS CONTINUED SALES AND EARNINGS GROWTH IN FISCAL 2023

AUSTIN, Minn. (Nov. 30, 2022) – Hormel Foods Corporation (NYSE: HRL), a Fortune 500 leading global branded food company, today reported results for the fourth quarter of fiscal 2022. The fourth quarter and full year of 2022 reflect one fewer week compared to the prior year. All comparisons are to the fourth quarter of fiscal 2021 unless otherwise noted.

EXECUTIVE SUMMARY - FISCAL 2022
•Record net sales of $12.5 billion, up 9%; organic net sales1 up 6%, excluding the partial-year impact of the Planters® snack nuts business and an additional week last year
•Operating income of $1.3 billion, up 17%; up 13% compared to adjusted operating income1 of $1.2 billion last year
•Operating margin of 10.5% compared to 9.9% last year and compared to adjusted operating margin1 of 10.2% last year
•Pretax earnings of $1.3 billion, up 13%; up 9% compared to adjusted pretax earnings1 of $1.2 billion last year
•Effective tax rate of 21.7% compared to 19.3% last year
•Diluted earnings per share of $1.82, up 10%; up 5% compared to adjusted diluted earnings per share1 of $1.73 last year
•Cash flow from operations of $1.1 billion, up 13%

EXECUTIVE SUMMARY - FOURTH QUARTER
•Net sales of $3.3 billion, down 5%; organic net sales1 up 2%, excluding the impact of an additional week last year
•Operating income of $367 million, up 3%
•Operating margin of 11.2% compared to 10.4% last year
•Pretax earnings of $357 million, up 1%
•Effective tax rate of 21.7% compared to 20.0% last year
•Diluted earnings per share of $0.51, comparable to $0.51 last year
•Cash flow from operations of $372 million, down 34%

EXECUTIVE COMMENTARY
“We achieved all-time record sales and double-digit profit growth in fiscal 2022,” said Jim Snee, chairman of the board, president and chief executive officer. “In addition to delivering year-over-year growth, our team successfully integrated the Planters® business, made progress on our six strategic priorities, showed tremendous resolve in overcoming a challenging operating environment, and laid the groundwork for the next step in our evolution as a global branded company, the Go Forward (GoFWD) initiative.”

“In the fourth quarter, our team delivered diluted earnings per share comparable with record results last year, which included an additional week of sales," Snee said. "These results further demonstrate that our brands remain healthy, and the strategic investments we have made are enabling growth. Organic volume and organic net sales growth were led by our center-store grocery portfolio as well as another solid performance from our foodservice businesses. We saw volume and sales2 growth from many retail brands and products in market, including Hormel® Black Label® bacon, SKIPPY® peanut butter products, SPAM® products, Hormel® chili, Hormel Gatherings® party trays and Lloyds® meats. Segment profit growth was due to the Jennie-O Turkey Store segment, as the team effectively managed limited turkey supply and maximized operational performance. We also made progress across our supply chain to increase production capabilities and restore inventories on key product lines.”

STRATEGIC EVOLUTION - GoFWD
The company transitioned to three operating segments – Retail, Foodservice and International – and began operating under the new model on Oct. 31, 2022. As part of the transition, implementation activities in the first quarter are expected to include:
•Adopting a new organizational design, management structures and accountabilities;
•Continuing the work to fully integrate Jennie-O Turkey Store into the company's One Supply Chain and new operating segments; and
•Standing up the Brand Fuel Center of Excellence, which will house enterprise-wide brand management expertise, e-commerce capabilities, insights-led innovation and analytical support to further enable data-driven decisions.

“The deliberate and thoughtful steps we have taken thus far are all about creating the Hormel Foods of the future,” Snee said. “We are excited for the additional collaboration, capabilities and value we will realize from this transition and are increasingly confident in our ability to drive long-term sustainable growth.”

Changes to the company's operating segments have no impact on historical consolidated results of operations, financial position or cash flows. The company will provide recast financial information for fiscal years 2021 and 2022 in February 2023. Earnings will be reported under this structure beginning with the release of fiscal 2023 first quarter results in early March.

FISCAL 2023 GUIDANCE
"We enter the new fiscal year well-positioned in the retail, foodservice and international channels, and expect to drive top-line growth," Snee said. "We believe higher levels of brand investment, increased production capacity and our initial GoFWD actions further support this expectation. We anticipate earnings growth to be driven by our Foodservice and International segments, and improvements across the supply chain."

"We expect to operate in a volatile, complex and high-cost environment again in fiscal 2023," Snee said. "We have benefited from our balanced business model, which is not heavily dependent on any one channel, protein, input or product category. Our long-term strategy to meet consumers where they want to eat, with a broad portfolio of trusted brands and products, will continue to be a key differentiator for our business, helping to drive growth for our customers and operators."

	Fiscal 2023 Outlook*	Comparison vs Fiscal 2022
Net Sales	$12.6 - $12.9 billion	+1 - 3%
Diluted Earnings per Share	$1.83 - $1.93	+1 - 6%
Effective Tax Rate	21.0 - 23.0%	21.7%
Depreciation and Amortization	~$285 million	+8%
Capital Expenditures	~$350 million	+25%
* The company's guidance reflects the estimated impact of higher pension expense and higher feed costs for the turkey business.
DIVIDENDS
"Last week, we announced the 57th consecutive yearly increase to our annual dividend to $1.10 per share," Snee said. "We remain steadfast in our commitment to deliver consistent dividend growth and return cash to our shareholders."

Effective Nov. 15, 2022, the company paid its 377th consecutive quarterly dividend at the annual rate of $1.04 per share.

CHANNEL HIGHLIGHTS – FISCAL 2022
Net sales growth for the year was driven by the company's U.S. channels, which benefited from elevated demand for many of its leading retail and value-added foodservice brands, pricing actions to mitigate inflationary pressures and the full-year contribution of the Planters® snack nuts business. Sales for the international channel declined, primarily due to lower export sales. The fourth quarter and full year of 2022 reflect one fewer week compared to the prior year.

	Fourth Quarter	Fiscal Year
Net Sales Percent Change (%)
U.S. Retail	(6)	7
U.S. Foodservice	(1)	20
International	(10)	(7)
Total Net Sales Percent Change (%)	(5)	9

SEGMENT HIGHLIGHTS – FOURTH QUARTER
Note: The fourth quarter of fiscal 2022 reflects one fewer week compared to the prior year.

Refrigerated Foods

•Volume down 19%; organic volume1 down 13%
•Net sales down 7%; organic net sales1 comparable to last year
•Segment profit down 15%

Products such as Hormel® Natural Choice® meats, Hormel® Bacon 1TM fully cooked bacon, Hormel® Fire BraisedTM flame-seared meats, Hormel Gatherings® party trays and Applegate® breaded chicken grew volume and sales for the quarter. Overall net sales declined due to the impact from an additional week in the fourth quarter of last year and lower commodity sales. Consistent with the company's long-term strategy to better align resources to value-added growth, the overall decline in volume was primarily due to lower commodity sales resulting from the company's new pork supply agreement. The decline in segment profit was driven by lower commodity profitability and higher operational, logistics and raw material costs.

Grocery Products

•Volume down 4%; organic volume1 up 4%
•Net sales up 3%; organic net sales1 up 11%
•Segment profit down 8%

Net sales increased due to strong demand for SKIPPY® peanut butter and the impact of pricing actions across the Mexican and simple-meals portfolios. Organic volume and net sales gains were led by the SPAM®, SKIPPY®, WHOLLY®, Herdez® and Dinty Moore® brands. Segment profit declined, as pricing actions did not offset the impact from continued inflationary pressures.

Jennie-O Turkey Store

•Volume down 32%; organic volume1 down 27%
•Net sales down 15%; organic net sales1 down 8%
•Segment profit up 149%

As anticipated, volume and sales declined as a result of the supply impacts on the company's vertically integrated supply chain from highly pathogenic avian influenza (HPAI). Segment profit growth was primarily due to higher commodity prices and improved value-added mix.

International & Other

•Volume comparable to last year; organic volume1 up 8%
•Net sales down 2%; organic net sales1 up 6%
•Segment profit down 4%

Volume and net sales growth from the SPAM® and SKIPPY® brands and the multinational businesses were offset by lower fresh pork and refrigerated export sales. Fresh pork sales declined as a result of the company's new pork supply agreement. Segment profit growth in China did not overcome declines in the export business and elevated logistics expenses.

SELECTED FINANCIAL DETAILS - FISCAL 2022

Income Statement
•Operating margin for the full year was 10.5%. This compares to 9.9% and 10.2% on an adjusted basis1 for the previous year. The company continued to be negatively impacted by broad-based inflationary pressures and announced numerous pricing actions throughout the year to combat these pressures.
•Selling, general and administrative expenses as a percentage of net sales were 7.1%. This compares to 7.5% and 7.2% on an adjusted basis1 last year. The decline is a result of record net sales and disciplined cost management.
•Advertising investments were $157 million compared to $139 million last year. All business segments increased investment compared to the prior year.
•The effective tax rate was 21.7% compared to 19.3% last year. Last year's rate included the benefit of one-time state tax discrete items.

Cash Flow Statement
•Cash flow from operations was $1.1 billion, up 13% compared to last year.
•Dividends paid to shareholders were a record $558 million.
•Capital expenditures were $279 million compared to $232 million last year. Large projects in fiscal 2022 included the completion of pepperoni and bacon capacity-expansion projects, an expansion for our SPAM® family of products to be opened in the first half of fiscal 2023, and many other projects to support growth of branded products and increase automation. Capital expenditures are expected to be $350 million in fiscal 2023, which includes a recently approved investment to support the company's growth in China.
•The company did not repurchase shares during fiscal 2022. The company has the capacity to repurchase approximately 4 million shares under its current authorization.
•Depreciation and amortization expense for the full year was $263 million.

Balance Sheet
•The company is in a strong financial position with ample liquidity, a conservative level of debt and consistent cash flows.
•Cash on hand increased to $982 million from $614 million at the beginning of the year.
•Total long-term debt is $3.3 billion, unchanged from the beginning of the year.

PRESENTATION

A conference call will be webcast at 8 a.m. CST on Nov. 30, 2022. Access is available at www.hormelfoods.com by clicking on "Investors." The call will also be available via telephone by dialing 888-317-6003 and providing the access code 7127801. An audio replay is available by going to www.hormelfoods.com. The webcast replay will be available at noon CST, Nov. 30, 2022, and will remain on the website for one year.

ABOUT HORMEL FOODS - Inspired People. Inspired Food.™

Hormel Foods Corporation, based in Austin, Minn., is a global branded food company with over $12 billion in annual revenue across more than 80 countries worldwide. Its brands include Planters®, SKIPPY®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin's®, WHOLLY®, Hormel® Black Label®, Columbus®, Jennie-O® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named on the "Global 2000 World's Best Employers" list by Forbes magazine for three years, is one of Fortune magazine's most admired companies, has appeared on the "100 Best Corporate Citizens" list by 3BL Media 13 times, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. The company lives by its purpose statement — Inspired People. Inspired Food.™ — to bring some of the world's most trusted and iconic brands to tables across the globe. For more information, visit www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains “forward-looking” information within the meaning of the federal securities laws. The “forward-looking” information may include statements concerning the Company’s outlook for the future as well as other statements of beliefs, future plans, strategies, or anticipated events and similar expressions concerning matters that are not historical facts. Words or phrases such as “should result,” “believe,” “intend,” “plan,” “are expected to,” “targeted,” “will continue,” “will approximate,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those anticipated or projected, which factors include, but are not limited to, risks related to the deterioration of economic conditions; the COVID-19 pandemic; risks associated with acquisitions and divestitures; potential disruption of operations including at co-manufacturers, suppliers, logistics providers, customers, or other third party service providers; risk of loss of a material contract; the Company’s inability to protect information technology systems against, or effectively respond to, cyber attacks or security breaches; deterioration of labor relations, labor availability or increases to labor costs; general risks of the food industry, including food contamination; outbreaks of disease among livestock and poultry flocks; fluctuations in commodity prices and availability of raw materials and other inputs; fluctuations in market demand for the Company’s products; damage to the Company's reputation or brand image; climate change, or legal, regulatory, or market measures to address climate change; risks of litigation; potential sanctions and compliance costs arising from government regulation; compliance with stringent environmental regulation and potential environmental litigation; and risks arising from the Company’s foreign operations. Please refer to the cautionary statements regarding “Risk Factors” and “Forward-Looking Statements” that appear in our most recent Annual Report on Form 10-K and Quarterly reports on Form 10-Q, which can be accessed at www.hormelfoods.com in the “Investors” section, for additional information. In making these statements, the Company is not undertaking, and specifically declines to undertake, any obligation to address or update each or any factor in future filings or communications regarding the Company’s business or results, and is not undertaking to address how any of these factors may have caused changes to discussions or information contained in previous filings or communications. Though the Company has attempted to list comprehensively these important cautionary risk factors, the Company wishes to caution investors and others that other factors may in the future prove to be important in affecting the Company’s business or results of operations. The Company cautions readers not to place undue reliance on forward-looking statements, which represent current views as of the date made.

Note: Due to rounding, numbers presented throughout this news release may not sum precisely to the totals provided, and percentages may not precisely reflect the absolute figures.

END NOTES
1Organic net sales, organic volume, and adjusted financial measurements of adjusted operating income, adjusted operating margin, adjusted selling, general, and administrative expenses, adjusted pretax earnings and adjusted diluted earnings per share are non-GAAP financial measures. Please see the discussion of these non-GAAP financial measures and the reconciliation of these to comparable U.S. GAAP measures following the end notes.

2IRI Panel; Total US All Outlet; 13 weeks ending Oct. 30, 2022, vs year ago.

COMPARISON OF U.S. GAAP TO NON-GAAP FINANCIAL MEASUREMENTS
The non-GAAP adjusted financial measurements of adjusted operating income, adjusted operating margin, adjusted selling, general, and administrative expenses, adjusted pretax earnings and adjusted diluted earnings per share are presented to provide investors with additional information to facilitate the comparison of past and present operations. These measurements exclude the impact of the acquisition-related expenses and accounting adjustments related to the acquisition of the Planters® snack nuts business. The tax impact was calculated using the effective tax rate for the quarter in which the expenses and accounting adjustments were incurred.

The non-GAAP adjusted financial measurements of organic volume and organic net sales are presented to provide investors with additional information to facilitate the comparison of past and present operations. Organic net sales and organic volume exclude the impacts of the acquisition of the Planters® snack nuts business (June 2021) in the Grocery Products, Refrigerated Foods and International & Other segments. Organic volume and organic net sales also exclude the impact of the 53rd week in fiscal 2021 as approximated based on average weekly sales for the fourth quarter (fourteen weeks) ended Oct. 31, 2021.

The company believes these non-GAAP financial measurements provide useful information to investors because they are the measurements used to evaluate performance on a comparable year-over-year basis. Non-GAAP measurements are not intended to be a substitute for U.S. GAAP measurements in analyzing financial performance. These non-GAAP measurements are not in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies.

The tables below show the calculations to reconcile from the GAAP measures to the non-GAAP adjusted measures.

HORMEL FOODS CORPORATION
RECONCILIATION OF NON-GAAP MEASURES

ADJUSTED FINANCIAL MEASUREMENTS (NON-GAAP)

	Year Ended
	October 30, 2022	October 31, 2021
In thousands, except per share amounts	Reported GAAP	Reported GAAP	Acquisition costs and adjustments	Non-GAAP	Non-GAAP % Change
Net Sales	$12,458,806	$11,386,189	$—	$11,386,189	9.4
Cost of Products Sold	10,294,120	9,458,283	(12,900)	9,445,383	9.0
Gross Profit	2,164,686	1,927,906	12,900	1,940,806	11.5
Selling, General, and Administrative	879,265	853,071	(30,303)	822,768	6.9
Equity in Earnings of Affiliates	27,185	47,763	—	47,763	(43.1)
Operating Income	1,312,607	1,122,599	43,203	1,165,802	12.6
Interest and Investment Income (Expense)	28,012	46,878	—	46,878	(40.2)
Interest Expense	62,515	43,307	—	43,307	44.4
Earnings Before Income Taxes	1,278,103	1,126,170	43,203	1,169,373	9.3
Provision for Income Taxes	277,877	217,029	5,975	223,004	24.6
Net Earnings	1,000,226	909,140	37,228	946,368	5.7
Less: Net Earnings Attrib. to Noncontrolling Interest	239	301	—	301	(20.5)
Net Earnings Attrib. to Hormel Foods Corporation	$999,987	$908,839	$37,228	$946,067	5.7

Diluted Net Earnings Per Share	$1.82	$1.66	$0.06	$1.73	5.2

Operating Margin (% of Net Sales)	10.5	9.9		10.2

HORMEL FOODS CORPORATION
RECONCILIATION OF NON-GAAP MEASURES (CONTINUED)

ORGANIC VOLUME (NON-GAAP)

	Fourth Quarter Ended
	October 30, 2022	October 31, 2021
Lbs., in thousands	Reported GAAP	Reported GAAP	53rd Week	Organic (Non-GAAP)	Non-GAAP % Change
Grocery Products	388,270	403,550	(28,825)	374,725	3.6
Refrigerated Foods	530,166	657,488	(46,963)	610,525	(13.2)
Jennie-O Turkey Store	163,785	240,771	(17,198)	223,573	(26.7)
International & Other	78,269	78,039	(5,574)	72,465	8.0
Total Volume	1,160,490	1,379,848	(98,561)	1,281,287	(9.4)

	Year Ended
	October 30, 2022			October 31, 2021
Lbs., in thousands	Reported GAAP	Acquisitions	Organic (Non-GAAP)	Reported GAAP	53rd Week	Organic (Non-GAAP)	Non-GAAP % Change
Grocery Products	1,499,558	(138,186)	1,361,372	1,340,895	(28,825)	1,312,070	3.8
Refrigerated Foods	2,104,665	(22,127)	2,082,538	2,437,217	(46,963)	2,390,254	(12.9)
Jennie-O Turkey Store	703,824	—	703,824	824,184	(17,198)	806,986	(12.8)
International & Other	296,122	(3,503)	292,619	330,841	(5,574)	325,267	(10.0)
Total Volume	4,604,169	(163,817)	4,440,352	4,933,136	(98,561)	4,834,575	(8.2)

ORGANIC NET SALES (NON-GAAP)

	Fourth Quarter Ended
	October 30, 2022	October 31, 2021
In thousands	Reported GAAP	Reported GAAP	53rd Week	Organic (Non-GAAP)	Non-GAAP % Change
Grocery Products	$934,174	$905,030	$(64,645)	$840,385	11.2
Refrigerated Foods	1,759,161	1,888,311	(134,879)	1,753,432	0.3
Jennie-O Turkey Store	391,866	459,754	(32,840)	426,914	(8.2)
International & Other	198,274	201,655	(14,404)	187,251	5.9
Total Net Sales	$3,283,475	$3,454,751	$(246,768)	$3,207,983	2.4

	Year Ended
	October 30, 2022			October 31, 2021
In thousands	Reported GAAP	Acquisitions	Organic (Non-GAAP)	Reported GAAP	53rd Week	Organic (Non-GAAP)	Non-GAAP % Change
Grocery Products	$3,533,138	$(514,708)	$3,018,430	$2,809,445	$(64,645)	$2,744,800	10.0
Refrigerated Foods	6,691,230	(80,979)	6,610,251	6,333,410	(134,879)	6,198,531	6.6
Jennie-O Turkey Store	1,507,421	—	1,507,421	1,495,151	(32,840)	1,462,311	3.1
International & Other	727,017	(9,877)	717,140	748,183	(14,404)	733,779	(2.3)
Total Net Sales	$12,458,806	$(605,565)	$11,853,241	$11,386,189	$(246,768)	$11,139,421	6.4

HORMEL FOODS CORPORATION
SEGMENT DATA
Unaudited

	Fourth Quarter Ended
In thousands	October 30, 2022	October 31, 2021	% Change
Net Sales
Grocery Products	$934,174	$905,030	3.2
Refrigerated Foods	1,759,161	1,888,311	(6.8)
Jennie-O Turkey Store	391,866	459,754	(14.8)
International & Other	198,274	201,655	(1.7)
Total Net Sales	$3,283,475	$3,454,751	(5.0)

Segment Profit
Grocery Products	$102,378	$111,235	(8.0)
Refrigerated Foods	167,402	196,819	(14.9)
Jennie-O Turkey Store	75,891	30,492	148.9
International & Other	30,194	31,343	(3.7)
Total Segment Profit	375,865	369,888	1.6
Net Unallocated Expense	18,498	17,669	4.7
Noncontrolling Interest	128	12	994.1
Earnings Before Income Taxes	$357,495	$352,230	1.5

	Year Ended
In thousands	October 30, 2022	October 31, 2021	% Change
Net Sales
Grocery Products	$3,533,138	$2,809,445	25.8
Refrigerated Foods	6,691,230	6,333,410	5.6
Jennie-O Turkey Store	1,507,421	1,495,151	0.8
International & Other	727,017	748,183	(2.8)
Total Net Sales	$12,458,806	$11,386,189	9.4

Segment Profit
Grocery Products	$367,642	$382,197	(3.8)
Refrigerated Foods	685,394	664,558	3.1
Jennie-O Turkey Store	218,860	76,006	188.0
International & Other	105,264	115,943	(9.2)
Total Segment Profit	1,377,161	1,238,704	11.2
Net Unallocated Expense	99,297	112,836	(12.0)
Noncontrolling Interest	239	301	(20.6)
Earnings Before Income Taxes	$1,278,103	$1,126,170	13.5

HORMEL FOODS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited

	Fourth Quarter Ended		Year Ended
In thousands, except per share amounts	October 30, 2022	October 31, 2021	October 30, 2022	October 31, 2021
Net Sales	$3,283,475	$3,454,751	$12,458,806	$11,386,189
Cost of Products Sold	2,717,058	2,876,669	10,294,120	9,458,283
Gross Profit	566,417	578,081	2,164,686	1,927,906
Selling, General, and Administrative	206,487	230,441	879,265	853,071
Equity in Earnings of Affiliates	7,234	10,041	27,185	47,763
Operating Income	367,164	357,681	1,312,607	1,122,599
Interest and Investment Income	7,933	10,138	28,012	46,878
Interest Expense	17,602	15,589	62,515	43,307
Earnings Before Income Taxes	357,495	352,230	1,278,103	1,126,170
Provision for Income Taxes	77,484	70,480	277,877	217,029
Effective Tax Rate	21.7%	20.0%	21.7%	19.3%
Net Earnings	280,011	281,750	1,000,226	909,140
Less: Net Earnings Attrib. to Noncontrolling Interest	128	12	239	301
Net Earnings Attrib. to Hormel Foods Corporation	$279,883	$281,738	$999,987	$908,839

Net Earnings Per Share:
Basic	$0.51	$0.52	$1.84	$1.68
Diluted	$0.51	$0.51	$1.82	$1.66

Weighted-average Shares Outstanding:
Basic	546,213	542,496	544,918	541,114
Diluted	550,135	547,290	549,566	547,580

Dividends Declared per Share	$0.260	$0.245	$1.040	$0.980

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
Unaudited

In thousands	October 30, 2022	October 31, 2021
Assets
Cash and Cash Equivalents	$982,107	$613,530
Short-term Marketable Securities	16,149	21,162
Accounts Receivable	867,593	895,719
Inventories	1,716,059	1,369,198
Taxes Receivable	7,177	8,293
Prepaid Expenses and Other Current Assets	48,041	39,914
Total Current Assets	3,637,125	2,947,816

Goodwill	4,925,829	4,929,102
Other Intangibles	1,803,027	1,822,273
Pension Assets	245,566	289,096
Investments In and Receivables From Affiliates	271,058	299,019
Other Assets	283,169	299,907
Net Property, Plant, and Equipment	2,141,146	2,109,117
Total Assets	$13,306,919	$12,696,329

Liabilities and Shareholders' Investment
Accounts Payable	$816,604	$793,310
Accrued Expenses	58,801	51,192
Accrued Marketing Expenses	113,105	114,746
Employee Related Expenses	279,072	269,327
Interest and Dividends Payable	163,963	154,803
Taxes Payable	32,925	23,520
Current Maturities of Long-term Debt	8,796	8,756
Total Current Liabilities	1,473,266	1,415,654

Long-term Debt Less Current Maturities	3,290,549	3,315,147
Pension and Post-retirement Benefits	385,832	546,362
Deferred Income Taxes	475,212	278,183
Other Long-term Liabilities	141,840	162,623
Accumulated Other Comprehensive Loss	(255,561)	(277,269)
Other Shareholders' Investment	7,795,780	7,255,630
Total Liabilities and Shareholders' Investment	$13,306,919	$12,696,329

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited

	Fourth Quarter Ended		Year Ended
In thousands	October 30, 2022	October 31, 2021	October 30, 2022	October 31, 2021
Operating Activities
Net Earnings	$280,011	$281,750	$1,000,226	$909,140
Depreciation and Amortization	71,185	65,917	262,753	228,406
Decrease (Increase) in Working Capital	(101,510)	184,817	(371,792)	(165,786)
Other	122,132	31,664	243,789	30,173
Net Cash Provided by (Used in) Operating Activities	371,820	564,148	1,134,977	1,001,934

Investing Activities
Net (Purchase) Sale of Securities	1,196	(3,059)	2,493	(4,364)
Acquisitions of Businesses and Intangibles	—	—	—	(3,396,246)
Net Purchases of Property and Equipment	(89,555)	(92,749)	(277,694)	(230,200)
Other	2,148	289	17,165	4,972
Net Cash Provided by (Used in) Investing Activities	(86,210)	(95,519)	(258,037)	(3,625,839)

Financing Activities
Proceeds from Long-term Debt	—	—	—	2,276,292
Repayments of Long-term Debt and Finance Leases	(2,174)	(2,083)	(8,673)	(258,617)
Dividends Paid on Common Stock	(141,916)	(132,909)	(557,839)	(523,114)
Share Repurchase	—	(10,305)	—	(19,958)
Other	1,869	1,912	79,827	45,919
Net Cash Provided by (Used in) Financing Activities	(142,221)	(143,385)	(486,684)	1,520,520
Effect of Exchange Rate Changes on Cash	(11,625)	(3,078)	(21,679)	2,606
Increase (Decrease) in Cash and Cash Equivalents	131,763	322,167	368,577	(1,100,778)
Cash and Cash Equivalents at Beginning of Period	850,344	291,363	613,530	1,714,309
Cash and Cash Equivalents at End of Year	$982,107	$613,530	$982,107	$613,530